Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

NEWS RELEASE

Inland Real Estate Corporation Contacts:
Dawn Benchelt, Director of Investor Relations	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Completes Sale of Two Retail Properties

for $7.5 Million

Oak Brook, Ill. (Dec. 10, 2012) — Inland Real Estate Corporation (NYSE: IRC) today announced that the Company has completed the disposition of two consolidated retail properties in the Greater Chicago and Indianapolis markets for a combined sales price of $7.5 million.

On December 6th, the Company sold for $5.7 million the 67,632-square-foot, multi-tenant Butera Market shopping center in Naperville, Illinois to the independent owner-operator of the property’s anchoring supermarket. The Company also sold for $1.8 million a vacant 67,541-square-foot retail property in Indianapolis, Indiana that was formerly leased to Cub Foods, a subsidiary of Supervalu Inc. The Company initiated the early termination of the lease with Cub Foods for this location in 2011 in order to reduce exposure to Supervalu and to facilitate sale of the asset to Wal-Mart Stores, Inc.

Commented Scott Carr, chief investment officer for Inland Real Estate Corporation, “The sale of these non-strategic properties is part of a well-considered capital recycling plan that further refines and strengthens our portfolio. We expect to use the proceeds to acquire higher quality Class A properties within our target Midwest markets and, in fact, have under contract several assets with healthy growth potential.”

###

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States.  As of September 30, 2012, the Company owned interests in 150 investment properties, including 42 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.